Exhibit 99.1

I.    MEDIWARE NAMES MARK WILLIAMS AS CHIEF FINANCIAL OFFICER

LENEXA, KS, December 8, 2006 - Mediware Information Systems, Inc. (NASDAQ: MEDW) announced that Mark Williams has been named chief financial officer of the company. Mr. Williams joined Mediware in 2004 as corporate controller and has been serving as acting chief accounting officer since June 2006. Mr. Williams will assume his new responsibilities immediately.
“Mark has been a tremendous asset to Mediware, providing sound guidance and insight throughout his tenure,” said James Burgess, Mediware’s president and chief executive officer. “He has been an integral part of our accounting and finance team, and has contributed to the company’s strong financial position.”
Burgess continued: “Mark’s contributions to the company have proven that he is a highly capable financial leader and well suited for the position of chief financial officer. Our national search illustrated to Mediware’s search committee the tremendous asset we have in Mark, and I am personally very proud to promote him to this role.”
Mr. Williams is a CPA with 14 years of accounting and finance experience. Prior to joining Mediware, Mr. Williams served as an audit manager for Ernst & Young LLP and as controller for a document imaging company.

About Mediware
Mediware delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. Mediware targets three primary areas of patient care - Medication Management, Perioperative Management and Blood Transfusion, Inventory and Donor Practices - with specialized solutions that are proven in more than 1,000 client installations. Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the “Act'') and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2006,, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

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Contact:
James Burgess	Thomas Redington
913 307-1000	203 222-7399/212 926-1733
mediware.com	www.redingtoninc.com